License Agreement

1. PARTIES TO THE AGREEMENT

Industrial Sonomechanics, LLC ("ISM")
1505 St. Nicholas Avenue, Suite 5B
New York, NY 10033

SulphCo, Inc. ("SulphCo")
4333 W. Sam Houston Pkwy N., Suite 190
Houston, TX 77043

2. GENERAL DESCRIPTION OF LICENSE FIELD OF USE

The "Field of Use" of this License is any process that uses ultrasound to modify the chemical composition or chemical structure of crude oil and/or crude oil fractions in a way that results in the reduction of the molecular weight ("cracking") and/or the reduction of the sulfur or nitrogen content of such crude oil and/or crude oil fractions. The Field of Use does not include the following: (1) any process whatsoever that does not involve crude oil and/or crude oil fractions, such as production and/or treatment of non-petroleum-based fuels (i.e., bio-fuels); (2) reconstitution of settled petroleum-based fuels; (3) any process that has as its primary end product by volume an emulsion or mixture composed of a petroleum-based fuel and water; (4) mixing non-petroleum-based fuels (i.e., bio-fuels) with petroleum-based fuels.

3. INTELLECTUAL PROPERTY LICENSE

ISM hereby grants SulphCo a world-wide, exclusive license within the Field of Use for the Term (as set forth in Section 7 below, the "Term") of this agreement (the "Agreement") to make, have made, use, and sell products incorporating any or all inventions set forth in U.S. Patent no. 7,156,201 and U.S. Patent Application #60/947,768 (as well as any patent or patents that may issue therefrom, and including, without limitation, any continuation, continuation-in-part, divisional, or reissue of either, and any and all foreign patents claiming priority to any of the foregoing) (hereinafter referred to as the "Technology"). Notwithstanding the foregoing, ISM will not license the Technology to any third party if ISM knows, learns, or has a reasonable basis to believe that the third party is or may become a competitor of SulphCo. ISM has the right to use, make, sell, or license Technology for applications outside the Field of Use without obtaining permission or notifying SulphCo. In the event that ISM's potential client does not make clear to ISM the nature of its anticipated use of the Technology, ISM must disclose the existence of this Agreement to such client and secure a representation from such client that its anticipated use of the Technology is outside the Field of Use. Upon receipt of such representation, ISM may proceed with selling or licensing Technology to the client.

4. ROYALTIES

4.1 SulphCo shall make royalty payments during the Term of $500.00 for each ultrasonic horn and $2,500.00 for each ultrasound system (which may include one ultrasonic horn as an integral part) that SulphCo (or any SulphCo-approved probe assembly vendor) produced under this License that incorporates the Technology (including without limitation any such horns or systems that SulphCo produced prior to the Term for evaluation purposes). A list of approved probe assembly vendors will be provided by SulphCo to ISM and may be updated on a periodic basis. Royalty payments shall be paid on a calendar year quarterly basis, within sixty days following the end of the previous calendar quarter, and shall not be less than a minimum of $12,500 per calendar quarter (the "Minimum

Royalty”).

4.2 In addition to the amounts set forth in section 4.1 above, SulphCo shall grant ISM a warrant granting ISM the right to purchase 45,000 shares of SulphCo common stock and JM Resources LLC the right to purchase 5,000 shares of SulphCo common stock at a per-share price equal to the average of the high and low trading prices for SulphCo common stock on the Effective Date. The form of the warrant granted to ISM is set forth in Schedule 4.2 to this Agreement, which is incorporated herein by reference.

5. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice, or other communication pursuant to this Agreement will be sufficiently made or given as of the date of mailing if sent to the receiving party by express mail or certified first class mail, postage prepaid, made out to the receiving party at its address below or at the address such party subsequently designates by written notice given to the other party in accordance with the provisions of this Section 5:

Licensor:

Industrial Sonomechanics, LLC
1505 St. Nicholas Avenue, Suite 5B
New York, NY 10033

With a copy to:

JM Resources LLC
3140 Big Hill Rd.
Dayton, OH 45419
Attn; Jeff Meyer

Licensee:

SulphCo, Inc.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, TX 77043
Attn: Larry Ryan, CEO

With a copy to:

JM Resources LLC
3140 Big Hill Rd.
Dayton, OH 45419
Attn; Jeff Meyer

6. <u>AUDITS AND TRACKING</u>

SulphCo or its approved assembly vendors shall permanently mark every product manufactured by or for it that uses the Technology with both (i) all applicable ISM patent numbers and (ii) a unique serial number, and shall provide ISM on a quarterly basis a report listing the serial number of each unit

whole or in part sold during the previous quarter and the corresponding royalty payment due in connection with each such sale, with such report being made within sixty (60) days following the end of the previous calendar quarter, and delivered to ISM concurrently with the Royalties due for such previous calendar quarter.

ISM shall have the right to audit the business records of SulphCo annually, upon reasonable notice, for the purposes of determining the accuracy of the quarterly reports and payments made thereunder. In the event such an audit reveals an underpayment by SulphCo of any Royalty amounts due under this Agreement, SulphCo shall pay ISM the difference. In the event that the audit reveals an underpayment by SulphCo of more than 5% of the Royalty amounts due under this Agreement, SulphCo shall pay ISM the difference and shall compensate ISM for its reasonable audit expenses. In the event such an audit reveals an overpayment by SulphCo of any Royalty amounts due under this Agreement, ISM shall, at SulphCo's option, credit or pay SulphCo the difference.

7. TERM

This Agreement shall become effective upon signing, and shall continue for a period of one year (the "Initial Term"). SulphCo may, in its sole discretion, extend the Initial Term of this Agreement at any time during the Initial Term by providing written notice to ISM of its intention to do so. Such an extension shall continue for the longer of the life of U.S. Patent no. 7,156,201 or the patent that issues from U.S. Patent Application no. 60/947,768 (including, without limitation, the life of any continuation, continuation-in-part, divisional, or reissue of either) (the "Extended Term"). In the event that SulphCo elects to so extend the Initial Term of this Agreement, it shall continue to pay ISM the royalties required by section 4.1 above. In addition, if SulphCo so extends the Initial Term of this Agreement as contemplated above, it shall issue to ISM 45,000 shares of SulphCo common stock and to JM Resources LLC 5,000 shares of SulphCo common stock, which shall bear a restrictive legend. Such shares of common stock may not be transferred to another party without SulphCo's consent. Notwithstanding the foregoing, ISM shall have the right to terminate the Extended Term in the event that SulphCo fails for a period of any four consecutive quarters during the Extended Term to produce (or cause to be produced) sufficient quantities of ultrasonic horns or ultrasonic systems so that the royalties due ISM for each such quarter exceed the Minimum Royalty. In such a case, ISM's termination shall only be effective (a) three months after SulphCo receives written notice from ISM of ISM's intention to terminate, and (b) if SulphCo is unable during that three month period to produce (or cause to be produced) a sufficient number of ultrasonic horns or ultrasonic systems to generate royalties to ISM in excess of the Minimum Royalty (with the three months of the notice period serving as one calendar quarter for purposes of royalty calculation).

8. PIGGYBACK REGISTRATION RIGHTS

8.1 SulphCo agrees to register, as provided below, and subject to customary underwriter cutbacks applicable to all holders of registration rights, the shares of its common stock underlying the warrants issued under Section 4.2 above and the shares of its common stock issued in accordance with Section 7 above. Each holder of the warrants and shares of common stock issued under this Agreement (the "Registrable Securities") are referred to hereinafter as "Holder."

8.2 If at any time SulphCo shall elect to register any of its shares of common stock either for its own account or the account of any selling security holder, other than a registration relating to an acquisition on a Form S-4, employee benefit plans on Form S-8 or a registration pursuant to Rule 145 (or a substantially similar successor rule) under the Securities Act of 1933, as amended (the

"Securities Act"), SulphCo shall:

(i) give to each Holder written notice thereof (which notice shall advise such Holder of his or its rights to have any or all Registrable Securities then held by such Holder included among the securities to be covered by such registration statement and shall offer such Holder, for a period of 5 days beginning on the date of delivery of such notice, the opportunity to notify SulphCo of such Holder's wish to have its Registrable Securities included in such registration statement; and

(ii) include in such registration on the same terms and conditions as the other securities included therein, all the Registrable Securities specified in a written request or requests given by any Holder within 5 days after such written notice from SulphCo described in clause (i) above is given.

8.3 The Registrable Securities shall not be eligible for registration under the Securities Act by any currently effective shelf registration statement previously filed by SulphCo.

8.4 All fees and expenses incidental to the registration of the Registrable Securities shall be borne by SulphCo.

9. TERMINATION

Either party may terminate this Agreement immediately with written notice if (i) the other party breaches any material term or condition of this Agreement and fails to cure the breach within ninety (90) days of receiving written notice of such breach from the other party, or (ii) the other party becomes insolvent and is no longer a going concern, and cannot resolve the insolvency within a period of ninety (90) days. SulphCo may terminate this Agreement immediately with written notice in the event (a) that the United States Patent Office issues a final office action denying the independent claims of US Patent Application no. 60/947,768 or (b) that any claim of US Patent no. 7,156,201 is declared invalid by the United States Patent Office or a court of competent jurisdiction.

10. INFRINGEMENT

10.1 Each party will promptly inform the other in writing of any alleged infringement of any patent within the Technology, and provide the other party with any available evidence of infringement.

10.2 SulphCo shall have the right during the Term to commence an action for infringement of the Technology against any third party for any infringement occurring within the Field of Use, provided that SulphCo shall provide ISM with thirty (30) days' prior written notice of such infringement and of SulphCo's intent to file such action. ISM shall have the right at its own expense to appear in such action by counsel of its own selection If required by the jurisdictional laws of the forum that any such action be prosecuted in the name of the owner of the patent, ISM shall voluntarily appear at SulphCo's expense. Any settlement amount or recovery for damages shall be paid to and belong to SulphCo. All costs and expenses incurred by SulphCo shall be borne by SulphCo.

10.3 If SulphCo fails to pursue a claim under Section 10.2 above, ISM shall have the right during the Term to commence an action for infringement of the Technology in the Field of Use against any third party for any infringement, provided that, before commencing any such action concerning the Field of Use, ISM shall provide SulphCo not less than thirty (30) days' prior written notice of such infringement and of ISM's intent to file such action (during which period SulphCo shall have the right to initiate such action pursuant to Section 10.2 above). SulphCo shall have the right at its own expense to appear in such action by counsel of its own selection. If ISM provides SulphCo with such notice before instituting an action concerning the Field of Use and SulphCo fails to initiate an action against such third party prior to the commencement of an action by ISM, then any settlement amount or recovery for damages shall belong entirely to ISM.

10.4 ISM shall have the right during the Term to commence an action for infringement of the Technology against any third party for any infringement occurring outside the Field of Use, provided that ISM shall provide SulphCo with thirty (30) days' prior written notice of such infringement and of ISM's intent to file such action. SulphCo shall have the right at its own expense to appear in such action by counsel of its own selection. Any settlement amount or recovery for damages shall be paid to and belong to ISM. All costs and expenses incurred by ISM shall be borne by ISM. If ISM fails to pursue a claim under Section this Section 10.4, SulphCo shall have the right during the Term to commence an action for infringement of the Technology outside the Field of Use against any third party for any infringement, provided that, before commencing any such action outside the Field of Use, SulphCo shall provide ISM not less than thirty (30) days' prior written notice of such infringement and of SulphCo's intent to file such action (during which period ISM shall have the right to initiate such action pursuant to this Section 10.4). ISM shall have the right at its own expense to appear in such action by counsel of its own selection. If SulphCo provides ISM with such notice before instituting an action outside the Field of Use and ISM fails to initiate an action against such third party prior to the commencement of an action by SulphCo, then any settlement amount or recovery for damages shall be paid, first to SulphCo to reimburse SulphCo for all costs and expenses incurred by SulphCo in connection with investigating and initiating such action (including attorneys' fees and costs), and second, fifty percent (50%) to each of SulphCo and ISM.

10.5 In any infringement suit brought or declaratory judgment action defended by either party to protect any of the Technology pursuant to this Agreement, the other party will, at the request and expense of the party initiating or defending such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.6 SulphCo shall not settle or compromise any claim or action in a manner that imposes any restrictions or obligations on ISM without ISM's written consent, which consent will not be unreasonably withheld, delayed or conditioned. ISM shall not settle or compromise any claim or action in a manner that imposes any restrictions or obligations on SulphCo without SulphCo's written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

10.7 Nothing in this Section is intended to prevent ISM from commencing an action for infringement of the Technology against any third party for any infringement occurring outside the Field of Use and SulphCo shall have no right to participate in any such action (except as provided in Section 10.4 above).

11. <u>WARRANTY, LIABILITY, INDEMNITY</u>

11.1 Any ISM development of additional technology, whether or not within the Field of Use, shall in no way limit SulphCo's rights under this Agreement to use the Technology.

11.2 Neither party shall provide a warranty to the other with regard to the fit, form or function of the Technology. Neither party is responsible to indemnify the other with regard to claims resulting from the design, development, manufacture, sale or use of the Technology.

11.3 ISM represents and warrants to SulphCo as follows: (a) the execution, delivery, and performance of this Agreement have been duly authorized by all requisite action on behalf of ISM and this Agreement constitutes the valid and legally binding obligation of ISM enforceable in accordance with its terms; (b) ISM has the requisite power and authority and has taken all action necessary to enter into this Agreement, to perform the obligations hereunder, and to consummate the transactions contemplated hereby and no other proceedings or approvals on the part of ISM are necessary to authorize this Agreement and the transactions contemplated hereby; (c) neither the execution and delivery of this Agreement by ISM, nor the consummation of the transactions contemplated hereby, nor compliance by ISM with any provision hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of an encumbrance upon any of the properties or assets of ISM under any of the terms, conditions or provisions of its organizational documents or any note, bond, mortgage, indenture, deed of trust, security or pledge agreement, license, lease, franchise, permit, agreement, authorization or other instrument or obligation to which ISM is a party or to which ISM or any of is properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to ISM or any of its properties or assets; (d) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is necessary in connection with the execution and delivery of this Agreement by ISM and the consummation by ISM of the transactions contemplated by this Agreement; (e) ISM is the owner of all rights, title, and interest in the Technology, (f) to the best knowledge of ISM, without any investigation, the practicing of the inventions claimed in the Technology shall not infringe on, misappropriate, or otherwise violate any valid and enforceable intellectual property right of any other person; (g) there is no litigation to which ISM is a party, that is pending or threatened, involving, affecting, or relating to the Technology; and (i) to the best knowledge of ISM, without any investigation, there exist no facts to serve as a basis for the institution of any litigation against ISM relating to the Technology which would prohibit or adversely affect the Technology or ISM's ability to carry out its obligations hereunder.

11.4 SulphCo represents and warrants to ISM, as follows: (a) the execution, delivery and performance of this Agreement have been duly authorized by all requisite action on behalf of SulphCo and this Agreement constitutes the valid and legally binding obligation of SulphCo enforceable in accordance with its terms; (b) SulphCo has the requisite power and authority and has taken all action necessary to enter into this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby and no other proceedings or approvals on the part of SulphCo are necessary to authorize this Agreement and the transactions contemplated hereby; and (c) neither the execution and delivery of this Agreement by SulphCo, nor the consummation of the transactions contemplated hereby, nor compliance by SulphCo with any provision hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a

default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of an encumbrance upon any of the properties or assets of SulphCo under any of the terms, conditions or provisions of its organizational documents or any note, bond, mortgage, indenture, deed of trust, security or pledge agreement, license, lease, franchise, permit, agreement, authorization or other instrument or obligation to which SulphCo is a party or to which SulphCo or any of its properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to SulphCo or any of its properties or assets.

12. CHANGE OF CONTROL, TECHNOLOGY TRANSFER

During the Term of this Agreement, ISM shall maintain in force all patent(s) to the Technology, and shall continue to prosecute diligently all patent applications included in the Technology. In the event that ISM receives a bona fide offer from a third party to purchase the Technology, ISM shall promptly notify SulphCo of the terms of the offer (but not the identity of the offeror) and SulphCo shall have the right to purchase the Technology on the same terms. This Agreement shall survive the transfer of ownership of the patent(s) to the Technology as well as the transfer of either party's business, and any such transfer shall have no effect on the validity, term, or conditions of this Agreement.

13. MISCELLANEOUS

13.1 This Agreement, and any interest herein, may not be assigned by ISM without the prior written approval of SulphCo.

13.2 This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflict of law principles. Each of the parties hereto irrevocably consent to the personal and subject matter jurisdiction of the courts of the state of New York regarding the enforcement or interpretation of this Agreement and matters or disputes relating to the matters covered by this Agreement.

13.3 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties with regard thereto. The invalidity, in whole or in part, of any provision hereof shall not affect the validity of the remainder of such provision. No claim or right arising out of a breach of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party. The failure of either party to enforce within a reasonable period of time any of the provisions hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

13.4 This Agreement may not be changed or modified except in writing signed by both parties.

13.5 Neither party shall use the other party's name in publicity, advertising, or similar activity without the other party's prior written consent.

13.6 Nothing contained in this Agreement shall be deemed to place the parties in a partnership, joint venture or agency relationship and neither party shall have the right or authority to obligate or

bind the other party in any manner.

13.7 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

13.8 Upon the inability or failure of SulphCo to perform its duties and obligations under this Agreement due to Force Majeure, the period of performance shall be extended for a period equal to the period of such delay. "Force Majeure" means a cause beyond the reasonable control of SulphCo, including Acts of God, strikes, lockouts, riots, war, sabotage, terrorist activities, epidemic, fire, flooding, shortages of materials, lightning, utility failures, communications failures, earthquakes, other disasters, governmental regulations, and unlawful or improper acts of ISM or any agent, employee, or contractor of ISM.

13.9 Each party shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required or reasonably requested by the other party to establish, maintain or protect the other party's rights and remedies with respect to the subject matter of this Agreement or to effect the purposes of this Agreement.

13.10 All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of November 9, 2007, the Effective Date.

SulphCo, Inc.

Larry D. Ryan
Chief Executive Officer

Address:
4333 W. Sam Houston Pkwy N., Suite 190
Houston, TX 77043

Industrial Sonomechanics, LLC

Alexey Peshkovsky, Ph. D.
President
Address:
1505 St. Nicholas Avenue, Suite 5B
New York, NY 10014